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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 18, 2001
NetBank, Inc.
Georgia	0-22361	58-2224352

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Royal Centre Three, Suite 100 11475 Great Oaks Way Alpharetta, Georgia 30022 (Address of Principal Executive Offices)
Registrant's telephone number, including area code (770) 343-6006
N/A (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

    On November 18, 2001, NetBank, Inc. ("NetBank") and its wholly-owned subsidiary, Palmetto Acquisition Corp. (the "Merger Sub"), entered into an agreement with Resource Bancshares Mortgage Group, Inc. ("RBMG") providing for NetBank's acquisition of RBMG pursuant to the merger of Merger Sub with and into RBMG, with RBMG surviving the merger. In the merger, RBMG shareholders will receive 1.1382 shares of NetBank common stock in exchange for each share of RBMG common stock they own.

    Immediately following the closing of the merger, Douglas K. Freeman, who currently serves as Chief Executive Officer of RBMG, will serve as NetBank's Chief Executive Officer. T. Stephen Johnson will continue as Chairman of NetBank until the date of NetBank's public announcement of $.25 per share or more for operating earnings in a quarter (or at such earlier time as Mr. Johnson may cease to serve in such role.) From and after that date, Mr. Freeman will serve as Chairman until December 31, 2005. D.R. Grimes will continue as Vice Chairman of NetBank after the merger. NetBank's Board of Directors will consist of 11 members, which will include six directors from the pre-merger NetBank Board, four directors from the pre-merger RBMG Board and one director common to both Boards. RBMG will operate as a wholly owned subsidiary of NetBank after the merger.

    Consummation of the merger is subject to certain conditions, including approval by the shareholders of NetBank and by the shareholders of RBMG. The merger is expected to close during the first half of 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

    (c)  Exhibits.

  99.1
  Agreement and Plan of Merger by and among NetBank, Inc., Resource Bancshares Mortgage Group, Inc. and Palmetto Acquisition Corp. dated November 18, 2001.

  99.2
  Press release issued on November 19, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.
Date: November 30, 2001	By:	/s/ ROBERT E. BOWERS Name: Robert E. Bowers Title: Chief Financial Officer

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  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES